Exhibit 3.34

LIMITED LIABILITY COMPANY AGREEMENT

OF

CHEVYS RESTAURANTS, LLC

TABLE OF CONTENTS

ARTICLE I	DEFINED TERMS

ARTICLE II	FORMATION AND NAME; OFFICE; PURPOSE; TERM; SERIES

2.1.	Organization
2.2.	Name of the Company
2.3.	Purpose
2.4.	Term
2.5.	Principal Office
2.6.	Registered Agent
2.7.	Member

ARTICLE III	CAPITAL

3.1.	Capital Contributions
3.2.	No Other Capital Contributions Required

ARTICLE IV	PROFIT, LOSS AND DISTRIBUTIONS

ARTICLE V	MANAGEMENT:RIGHTS, POWERS, AND DUTIES

5.1.	Board of Directors.
5.2.	Authority of the Board.
5.3.	Subcommittees.
5.4.	Meetings and Voting.
5.5.	Executive Officers.
5.6.	Signing Authority.
5.7.	Liability and Indemnification.

ARTICLE VI	TRANSFER OF MEMBERSHIP INTERESTS; ADMISSION OF NEW MEMBERS

6.1.	Transfer
6.2.	Admission of New Members

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ARTICLE VII	DISSOLUTION, LIQUIDATION AND TERMINATION OF THE COMPANY

7.1.	Events of Dissolution
7.2.	Procedure for Winding Up and Dissolution
7.3.	Filing of Certificate of Cancellation

ARTICLE VIII	BOOKS, RECORDS, ACCOUNTING, AND TAX ELECTIONS

8.1.	Bank Accounts
8.2.	Books and Records
8.3.	Tax Elections

ARTICLE IX	GENERAL PROVISIONS

9.1.	Complete Agreement
9.2.	Applicable Law
9.3.	Section Titles
9.4.	Binding Provisions
9.5.	Terms
9.6.	Severability of Provisions

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LIMITED LIABILITY COMPANY AGREEMENT

OF

CHEVYS RESTAURANTS, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (as amended from time to time, this “Agreement”) is entered into this 15th day of November, 2004 by and between Chevys Restaurants, LLC, a Delaware limited liability company (the “Company”), and CKR Acquisition Corp., a Delaware corporation (the “Member”).

EXPLANATORY STATEMENT

The Member desires to organize and operate a limited liability company in accordance with the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the parties, intending legally to be bound, agree as follows:

ARTICLE I

DEFINED TERMS

The following capitalized terms shall have the meanings specified in this Article I.  Other terms are defined in the text of this Agreement and, throughout this Agreement, those terms shall have the meanings respectively ascribed to them.

“Act” means the Delaware Limited Liability Company Act, as amended from time to time.

“Additional Member” means any Person who subsequently is admitted as a member of the Company.

“Agreement” means has the meaning set forth in the caption hereto.

“Board” means the Board of Directors of the Company described in Section 5.1.

“Capital Contribution” means the total amount of cash, if any, and the fair market value of any other assets (including the stock of another entity) contributed to the Company by the Member, net of liabilities assumed or to which the assets are subject.

“Cash Flow” means all cash provided by operations of the Company as reflected in the financial statements of the Company.

“Code” means the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.

“Company” has the meaning set forth in the caption hereto.

“Delaware Secretary of State” means the Secretary of State of the State of Delaware.

“Director” means an individual who serves on the Board of Directors.

“Involuntary Withdrawal” means, with respect to the Member, the bankruptcy, insolvency, liquidation or dissolution of the Member under applicable federal or state law.

“Member” has the meaning set forth in the caption hereto.

“Person” means an individual, a corporation, a partnership, an association, a federal, state, local or foreign governmental or regulatory entity (or any department, agency, authority or political subdivision thereof), a trust or other entity or organization.

“Profit” and “Loss” means, for each taxable year of the Company (or other period for which Profit or Loss must be computed), the Company’s net income or net loss determined in accordance with generally accepted accounting principles, as consistently applied by the Company.

ARTICLE II

FORMATION AND NAME; OFFICE; PURPOSE; TERM; SERIES

2.1.                              Organization.  The Member hereby organizes a limited liability company pursuant to the Act and the provisions of this Agreement and, for that purpose, has caused a Certificate of Formation to be prepared, executed and filed with the office of the Delaware Secretary of State on November 10, 2004 (the “Certificate of Formation”).

2.2.                              Name of the Company.  The name of the Company shall be “Chevys Restaurants, LLC.”  The Company may do business under that name and under any other name or names as selected by the Board.

2.3.                              Purpose.  The Company is organized to do all things permitted to be done by limited liability companies under the Act, and to do all things necessary, convenient or incidental to that purpose.

2.4.                              Term.  The term of the Company began upon the acceptance of the Certificate of Formation by the office of the Delaware Secretary of State and shall continue in existence perpetually unless terminated pursuant to the terms of this Agreement.

2.5.                              Principal Office.  The principal office of the Company shall be located at 4001 Via Oro Ave., Suite 200, Long Beach, CA 90810 or at any other place selected by the Member.

2.6.                              Registered Agent.  The name and address of the Company’s registered agent in the State of Delaware shall be National Corporate Research, Ltd., 615 South DuPont Highway, in the City of Dover, County of Kent.

2.7.                              Member.  The name, present mailing address and taxpayer identification number of the Member shall be maintained with the books and records of the Company.

ARTICLE III

CAPITAL

3.1.                              Capital Contributions.  The Member has made a Capital Contribution to the Company consisting of one hundred dollars ($100).

3.2.                              No Other Capital Contributions Required.  The Member is not required to contribute any additional capital to the Company, and the Member shall have no personal liability for any obligations of the Company.

ARTICLE IV

PROFIT, LOSS AND DISTRIBUTIONS

All Cash Flow, Profit and Loss shall be distributed or allocated to the Member.

ARTICLE V

MANAGEMENT:  RIGHTS, POWERS, AND DUTIES

5.1.                              Board of Directors.

A.                                   In order to provide for the management of the Company, the Member hereby establishes a Board of Directors consisting of persons elected by the Member.  The Board shall have the power, authority and responsibility to manage the Company for and on behalf of the Member and to make decisions as to all matters which the Company has authority to perform, as fully as if the Member were making such decisions.  Approval by or action taken by the Board in accordance with this Agreement shall constitute approval or action by the Company.

B.                                     The Board shall at all times consist of not less than one nor more than eight Directors, as determined by the Member.  The Board shall initially consist of one Director.  The initial Director is as set forth on Exhibit A hereto.

5.2.                              Authority of the Board.  The Board, by its own action or by action of a majority of the Board, or by delegation to officers of the Company, shall, in addition to any other powers granted to it in this Agreement, have the right, power and authority to take the following actions:

A.                                   To do and perform all acts as may be necessary or appropriate to the conduct of the Company’s business;

B.                                     To purchase, hold, sell, exchange, transfer and otherwise acquire and dispose of and exercise all rights, powers, privileges and other incidents of ownership or possession with respect to real and personal property, whether tangible or intangible, held by the Company;

C.                                     To purchase liability and other insurance to protect the Company’s property and business;

D.                                    To execute on behalf of the Company all instruments and documents, including, without limitation, checks, drafts, notes and other negotiable instruments, mortgages or deeds of trust, security agreements, financing statements, documents providing for the acquisition, mortgage or disposition of the Company’s property, assignments, bills of sale, leases, partnership agreements, operating agreements of other limited liability companies and any other instruments or documents necessary, in the opinion of the Directors, to the business of the Company;

E.                                      To employ accountants, legal counsel, managing agents, or other experts or consultants to perform services for the Company and to compensate them from Company funds;

F.                                      To enter into any and all other agreements on behalf of the Company, with any other person for any purpose, in such forms as the Directors may approve;

G.                                     With the consent of the Member, to approve of the dissolution of the Company; and

H.                                    With the consent of the Member, to amend this Agreement.

5.3.                              Subcommittees.  The Board may designate one or more subcommittees.  Any subcommittee, to the extent provided by the Board, shall have and may exercise all of the power and authority of the Board.

5.4.                              Meetings and Voting.

A.                                   Regular and special meetings of the Board shall be held at any time on reasonable notice.  Meetings of the Board shall be held at the Company’s principal place of business.

B.                                     The presence in person or by proxy of at least a majority of the Board shall constitute a quorum for the transaction of business at a Board meeting.  Directors may participate in any Board meeting by means of telephone and participation by such means shall constitute presence in person at such Board meeting.  The affirmative vote of a majority of the Directors present at a duly constituted meeting shall govern all of the Board’s actions and constitute approval by the Board.  Each Director may vote by delivering his proxy to another Director.

C.                                     In lieu of holding a meeting, the Board may vote or otherwise take action by a written instrument indicating the consent of Board.

5.5.                              Executive Officers.  The Board may unanimously agree on and appoint employees to hold the positions of president, chief financial officer, treasurer, secretary, one or more vice presidents, and any other office that the Board may establish, all with such duties as may be established by the Board.  Initially, there shall be a President, a Chief Executive Officer, a Chief Financial Officer, a Treasurer, a Secretary and an Assistant Secretary of the Company.  The names of the initial executive officers are set forth on Exhibit A.

5.6.                              Signing Authority.  Any document or instrument purporting to bind the Company shall be effective to bind the Company when executed by (a) the Member or (b) a Director or (c) an officer of the Company expressly authorized to execute such document or instrument by the terms of this Agreement or the written resolutions of the Board.

5.7.                              Liability and Indemnification.  The Company shall indemnify and hold harmless, to the fullest extent permitted by law, (i) the Member, (ii) each officer, (iii) each Director, (iv) each agent, partner, employee, counsel and affiliate of the Member, officer, Director or of any of their affiliates (individually, an “Indemnified Party”), as follows:

A.                                   The Company shall indemnify and hold harmless, to the fullest extent permitted by law, any Indemnified Party from and against any and all losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts (“Indemnified Costs”) arising from all claims, demands, actions, suits or proceedings (“Actions”), whether civil, criminal, administrative or investigative, in which the Indemnified Party may be involved, or threatened to be involved, as a party or otherwise arising as a result of its status as (i) the Member, (ii) an officer, (iii) Director or (iv) an agent, partner, employee, counsel or Affiliate of the Member, an officer a Director, or any of their Affiliates, regardless of whether the Indemnified Party continues in the capacity at the time the liability or expense is paid or incurred, and regardless of whether the Action is brought by a third party, or by or in the right of the Company; provided, however, no such Person shall be indemnified for any Indemnified Costs which proximately result from the Person’s fraud, bad faith or willful misconduct or the Person’s material breach of this Agreement.

B.                                     The Company shall pay or reimburse, to the fullest extent allowed by law and consistent with Section 5.7(A) above, in advance of the final disposition of the proceeding, Indemnified Costs incurred by the Indemnified Party in connection with any Action that is the subject of Section 5.7(A) above.

ARTICLE VI

TRANSFER OF MEMBERSHIP INTERESTS; ADMISSION OF NEW MEMBERS

6.1.                              Transfer.  The Member shall have the right to transfer all (but not less than all) of its membership interest to any Person at any time.  Any such transferee shall be admitted as the Member as of the effective date of the transfer.

6.2.                              Admission of New Members.  No Additional Member shall be admitted (other than pursuant to Section 6.1), either by transfer of a portion of the Member’s interest, or in any other manner, which causes the Company to have two or more members, until this Agreement has been amended to provide for such admission, including amendments relating to the governance of the Company, and providing for the allocation of Profits and Losses of the Company among the members, and such amendment has been accepted by the Member and such Additional Member.

ARTICLE VII

DISSOLUTION, LIQUIDATION AND
TERMINATION OF THE COMPANY

7.1.                              Events of Dissolution.  The Company shall be dissolved upon the happening of any of the following events:

A.            upon the election of the Board and the Member; or

B.            upon the occurrence of an Involuntary Withdrawal of the Member.

7.2.                              Procedure for Winding Up and Dissolution.  If the Company is dissolved for any reason, the Board shall wind up its affairs.

7.3.                              Filing of Certificate of Cancellation.  If the Company is dissolved, the Board shall promptly file a certificate of cancellation with the Delaware Secretary of State.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING, AND TAX ELECTIONS

8.1.                              Bank Accounts.  All funds of the Company shall be deposited in a bank account or accounts opened in the Company’s name as determined by the Board.

8.2.                              Books and Records.  The Company shall keep or cause to be kept complete and accurate books and records of the Company.  The books and records shall be maintained in accordance with generally accepted accounting principles and practices.

8.3.                              Tax Elections.  Any election under any provision of any tax law shall be made only by the Board or by a person authorized to do so by the Board.

ARTICLE IX

GENERAL PROVISIONS

9.1.                              Complete Agreement.  This Agreement constitutes the complete and exclusive statement of the Member.  It supersedes all prior written and oral statements, including any prior representation, statement, condition or warranty.  Except as expressly provided otherwise herein, this Agreement may not be amended without the written consent of the Member.

9.2.                              Applicable Law.  All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal law, not the law of conflicts, of the State of Delaware.

9.3.                              Section Titles.  The headings herein are inserted as a matter of convenience only, and do not define, limit or describe the scope of this Agreement or the intent of the provisions hereof.

9.4.                              Binding Provisions.  This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors and permitted assigns.

9.5.                              Terms.  Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the Person may in the context require.

9.6.                              Severability of Provisions.  Each provision of this Agreement shall be considered severable; and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties have executed, or caused this Agreement to be executed, as of the date set forth hereinabove.

MEMBER

CKR ACQUISITION CORP.

By:	/s/ Frederick F. Wolfe
Name: Frederick F. Wolfe
Title: President and CEO

COMPANY

CHEVYS RESTAURANTS, LLC

By:	CKR ACQUISITION CORP., its sole Member

By:	/s/ Frederick F. Wolfe
Name: Frederick F. Wolfe
Title: President and CEO

Exhibit A

Initial Board of Directors

Frederick F. Wolfe

Initial Executive Officers

Name	Position

Charles Rink	President and Chief Operating Officer

Frederick F. Wolfe	Chief Executive Officer

Steven Tanner	Treasurer and Chief Financial Officer

Madelaine Morrow	Secretary

Peter J. Letendre	Assistant Secretary